Exhibit 99.1

Kulicke & Soffa Pte Ltd 6 Serangoon North Ave 5 #03-16 Singapore 554910
65.6880.9600 phone 65.6880.9580 fax www.kns.com

Kulicke & Soffa Director C. William Zadel Passes Away

Singapore – September 12, 2011 – Kulicke & Soffa Industries, Inc. (NASDAQ: KLIC) (“K&S” or the “Company”) announces the passing of Mr. C. William Zadel, a Director of Kulicke & Soffa, Chairman of the Company’s Nominating and Governance Committee, and a member of its Management Development & Compensation Committee.  Mr. Zadel had served as a Director for more than 20 years.

MacDonell Roehm, Jr., K&S’s Chairman of the Board, commented, “We extend our condolences to Bill’s family during this very difficult time.  We will miss Bill as a thoughtful and insightful colleague and a friend of long standing.” Roehm will be acting as the Chairman of the Company’s Nominating and Governance Committee while the Company is actively conducting a search for a new non-executive director.

Bruno Guilmart, the Company’s President and Chief Executive Officer, remarked, “We will miss Bill’s energy, wisdom, and leadership and his many contributions in support of the Company and its shareholders.”

About Kulicke & Soffa

Kulicke & Soffa (NASDAQ: KLIC) is a global leader in the design and manufacture of semiconductor and LED assembly equipment. As a pioneer in this industry, K&S has provided customers with market leading packaging solutions for decades. In recent years, K&S has expanded its product offerings through strategic acquisitions, adding die and wedge bonders and a broader range of expendable tools to its core ball bonding products. Combined with its extensive expertise in process technology, K&S is well positioned to help customers meet the challenges of assembling the next-generation semiconductor and LED devices. (www.kns.com)

Contacts:
Kulicke & Soffa Industries, Inc.
Joseph Elgindy
Investor Relations
P: +1-215-784-7518
F: +1-215-784-6180
jelgindy@kns.com

Kulicke & Soffa Industries, Inc.
Sheila Frese
Public Relations
P: +1-949-660-0440
F: +1-949-660-0444
sfrese@kns.com

Global IR Partners
David Pasquale
P:+1-914-337-8801
klic@globalirpartners.com